Exhibit 7.9

ROLLOVER AND SUPPORT AGREEMENT

This ROLLOVER AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of September 30, 2022 by and among Right Dynamic Investments Limited, a company incorporated under the laws of British Virgin Islands (“Holdco”), and the persons set forth on Schedule A hereto (each, a “Rollover Shareholder” and collectively, “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, FNOF Precious Honour Limited, a company incorporated under the laws of British Virgin Islands and a wholly owned subsidiary of Holdco (“Parent”), Rim Peak Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and O2Micro International Limited, a company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, each Rollover Shareholder is a “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares (including Shares represented by ADSs) as set forth opposite such Rollover Shareholder’s name under the column “Rollover Shares” on Schedule A attached hereto (with respect to each Rollover Shareholder, the “Rollover Shares”) (the Rollover Shares, together with any other Shares (including Shares represented by ADSs) acquired, whether beneficially or of record, by such Rollover Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Rollover Shareholder’s obligations under this Agreement, by means of purchase, dividend or distribution, or issuance upon the exercise of any Company Options or warrants, the conversion of any convertible securities, the vesting of any Company RSUs or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Rollover Shareholder agrees to (a) have its, his or her Rollover Shares cancelled for no consideration in exchange for newly issued common stock of Holdco (the “Holdco Shares”), and (b) vote the Securities at the Shareholders Meeting in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, in each case, upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Rollover Shareholders acknowledge that Holdco is causing Parent and Merger Sub to enter into, and Parent and Merger Sub are entering into, the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I

VOTING; GRANT AND APPOINTMENT OF PROXY

Section 1.1            Voting. During the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms (the “Term”), at the Shareholders Meeting or any other meeting (whether annual or special) of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered (and any adjournment or postponement thereof), or in connection with any written resolution of the Company’s shareholders, each Rollover Shareholder hereby irrevocably and unconditionally agrees that it, he or she shall, and shall cause its, his or her Affiliates to, (i) in the case of a meeting, appear or cause its, his or her representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present and (ii) vote or cause to be voted (including by proxy or written resolution, if applicable) all of such Rollover Shareholder’s Securities:

(a)               in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions,

(b)               against the approval of Competing Transaction or any action contemplated by a Competing Transaction, or any other transaction, proposal, agreement or action made in opposition to the authorization or the approval of the Merger Agreement or in competition with, mutually exclusive with or inconsistent with the Merger and the other Transactions,

(c)               against any other action, agreement or transaction that is intended, that would reasonably be expected, or the effect of which would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions or this Agreement or the performance by such Rollover Shareholder of its, his or her obligations under this Agreement including, without limitation: (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consolidation or other business combination involving the Company or any of its Subsidiaries, other than the Merger; (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment to the Company’s memorandum or articles of association, except if approved in writing by Holdco; or (v) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent or Holdco,

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(d)               against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Rollover Shareholder contained in this Agreement,

(e)               in favor of any adjournment or postponement of the Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) hereof is to be considered as may be reasonably requested by Holdco in order to consummate the Transactions, and

(f)                in favor of any other matter necessary or reasonably requested by Holdco to effect the Transactions.

Section 1.2            Grant of Irrevocable Proxy; Appointment of Proxy.

(a)               Each Rollover Shareholder hereby irrevocably appoints Parent and any designee thereof, each of them individually, as its, his or her proxy and attorney-in-fact (with full power of substitution), to vote or cause to be voted (including by proxy or written resolution, if applicable) the Securities in accordance with Section 1.1 above at the Shareholders Meeting or other annual or special meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, at which any of the matters described in Section 1.1 above is to be considered. Each Rollover Shareholder represents that all proxies, powers of attorney, instructions or other requests given by it, him or her prior to the execution of this Agreement in respect of the voting of its, his or her Securities, if any, have been revoked or substituted by Parent and any designee thereof with respect to such Rollover Shareholder’s Securities in connection with the transactions contemplated, and to the extent required, under the Merger Agreement and this Agreement, including the Merger. Each Rollover Shareholder shall take (or cause to be taken) such further action or execute such other instruments as may be necessary to give effect to this proxy.

(b)               Each Rollover Shareholder affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Rollover Shareholder under this Agreement. Each Rollover Shareholder further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.2, is intended to be irrevocable prior to the termination of this Agreement. If for any reason the proxy granted herein is not irrevocable, then such Rollover Shareholder agrees to vote its, his or her respective Securities in accordance with Section 1.1 above as instructed in writing by Holdco, or any designee of Holdco prior to the termination of this Agreement. The parties agree that the foregoing is a voting agreement.

Section 1.3            Restrictions on Transfer. Except as provided for in Article III below or pursuant to the Merger Agreement, each Rollover Shareholder hereby agrees that, from the date hereof until the termination of this Agreement, it, he or she shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or otherwise similarly dispose of (by merger, testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, or with respect to any limitation on voting right of any Securities, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities (any such transaction, a “Derivative Transaction”), (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing it from performing any of its obligations under this Agreement or that is intended, or would reasonably be expected, to impede, frustrate, interfere with, delay, postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Rollover Shareholder of its obligations under this Agreement, (d) exercise, convert or exchange, or take any action that would result in the exercise, conversion or exchange, of any Securities, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (d). Any purported Transfer or Derivative Transaction in violation of this Section 1.3 shall be null and void.

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Article II

NO SOLICITATION

Section 2.1            Restricted Activities. During the Term, each Rollover Shareholder, solely in its, his or her capacity as a shareholder of the Company, shall not, and shall cause its, his or her officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to such Rollover Shareholder (the “Shareholder’s Representatives”)) not to, directly or indirectly: (a) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or knowingly take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (the “Competing Proposal”), (b) enter into, maintain or continue discussions or negotiations with, or provide any non-public information relating to the Company or any of its Subsidiaries to, any person in connection with any Competing Proposal, (c) unless required by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make a Competing Proposal, or (d) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) or enter into any letter of intent, Contract or commitment contemplating or otherwise relating to, or that would reasonably be expected to result in, a Competing Proposal.

Section 2.2            Notification. Each Rollover Shareholder, solely in its, his or her capacity as a shareholder of the Company, shall and shall cause its, his or her Representatives as applicable to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to a Competing Proposal. During the Term, each Rollover Shareholder shall promptly advise Holdco of (a) any Competing Proposal, (b) any request it, he or she receives in its, his or her capacity as a shareholder of the Company for non-public information relating to the Company or any of its Subsidiaries, and (c) any inquiry or request for discussion or negotiation it, he or she receives in its, his or her capacity as a shareholder of the Company regarding a Competing Proposal, including in each case the identity of the person making any such Competing Proposal or indication or inquiry and the terms of any such Competing Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Each Rollover Shareholder, in its, his or her capacity as a shareholder of the Company, shall keep Holdco reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Competing Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations to the extent known by such Rollover Shareholder. This Section 2.2 shall not apply to any Competing Proposal received by the Company.

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Section 2.3            Capacity. Notwithstanding anything to the contrary in this Agreement, (i) each Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its, his or her capacity as a beneficial owner of the Securities owned by its, his or her and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate such Rollover Shareholder to take, or refrain from taking, any action as a director or officer of the Company.

Article III

ROLLOVER

Section 3.1            Cancellation of Rollover Shares. Subject to the terms and conditions set forth herein, all of each Rollover Shareholder’s right, title and interest in and to its, his or her Rollover Shares shall be cancelled at the Closing for no consideration. Each Rollover Shareholder shall take all actions necessary to cause its, his or her Securities to be treated as set forth herein. Other than its, his or her Rollover Shares or Securities, all equity interests of the Company held by such Rollover Shareholder, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement.

Section 3.2            Issuance of Holdco Shares. Immediately prior to the Closing, in consideration for the cancellation of the Rollover Shares by each Rollover Shareholder in accordance with Section 3.1, Holdco shall issue Holdco Shares in the name of such Rollover Shareholder (or, if designated by such Rollover Shareholder, one or more affiliates of such Rollover Shareholder) in the amount set forth opposite such Rollover Shareholder’s name under the column titled “Holdco Shares” on Schedule A hereto. Each Rollover Shareholder hereby acknowledges and agrees that (a) delivery of such Holdco Shares shall constitute complete satisfaction of all obligations towards or sums due to such Rollover Shareholder by Holdco, Parent and Merger Sub in respect of the Rollover Shares held by such Rollover Shareholder and cancelled pursuant to Section 3.1 above, and (b) such Rollover Shareholder shall have no right to any Per Share Merger Consideration, or any other merger consideration in respect of the Rollover Shares held by such Rollover Shareholder.

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Section 3.3            Rollover Closing. Subject to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in ARTICLE VII of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the issuance of Holdco Shares contemplated hereby (the “Rollover Closing”) shall take place immediately prior to the Closing.

Article IV

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE ROLLOVER SHAREHOLDERS

Section 4.1            Representations and Warranties. Each Rollover Shareholder hereby represents and warrants to Holdco as of the date hereof and as of the Closing:

(a)               such Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform such Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b)               if such Rollover Shareholder is not a natural person, such Rollover Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(c)               this Agreement has been duly executed and delivered by such Rollover Shareholder and the execution, delivery and performance of this Agreement by such Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Rollover Shareholder (if applicable) and no other actions or proceedings on the part of such Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(d)               assuming due authorization, execution and delivery by Holdco, this Agreement constitutes a legal, valid and binding agreement of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(e)               such Rollover Shareholder (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and will have sole or shared (together with affiliates controlled by such Rollover Shareholder) voting power, power of disposition, power to demand dissenter’s rights and power to agree to all of the matters set forth in this Agreement, with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights;

(f)                except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof shall (A) if such Rollover Shareholder is not a natural person, conflict with or violate any provision of the organizational documents of such Rollover Shareholder, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound, (C) violate any Law applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on such Rollover Shareholder or its, his or her properties or assets;

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(g)               there is no Action pending against such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other person or, to the knowledge of such Rollover Shareholder, threatened against such Rollover Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement;

(h)               such Rollover Shareholder has been afforded the opportunity to ask such questions as it, he or she has deemed necessary of, and to receive answers from, representatives of Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares and such Rollover Shareholder acknowledges that it, he or she has been advised to discuss with its, his or her own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(i)                 such Rollover Shareholder understands and acknowledges that Holdco is causing Parent and Merger Sub to enter into, and Parent, Merger Sub and the Company are entering into, the Merger Agreement in reliance upon such Rollover Shareholder’s execution, delivery and performance of this Agreement.

Section 4.2            Covenants. Each Rollover Shareholder hereby:

(a)               agrees, prior to the termination of this Agreement, not to take any action that would make any representation or warranty of such Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Rollover Shareholder of its, his or her obligations under this Agreement;

(b)               irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Rollover Shareholder may have with respect to such Rollover Shareholder’s Securities (including any rights under Section 238 of the CICL) prior to the termination of this Agreement;

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(c)               agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Rollover Shareholder’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Rollover Shareholder’s commitments, arrangements and understandings under this Agreement;

(d)               agrees and covenants that such Rollover Shareholder shall promptly notify Holdco of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof and that such Shares shall automatically become subject to the terms of this Agreement as its, his or her Rollover Shares, and Schedule A shall be deemed amended accordingly; and

(e)               agrees further that, upon request of Holdco, such Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be determined by Holdco to be necessary or desirable to carry out the provisions of this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF Holdco

Holdco hereby represents and warrants to each Rollover Shareholder that as of the date hereof and as of the Closing:

(a)               Holdco is duly organized, validly existing and in good standing under the Laws of British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holdco, and the execution, delivery and performance of this Agreement by Holdco and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Holdco and no other corporate actions or proceedings on the part of Holdco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by each Rollover Shareholder, this Agreement constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)               Except for the applicable requirements of the Exchange Act and Laws of British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Holdco for the execution, delivery and performance of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Holdco, nor the consummation by Holdco of the transactions contemplated hereby, nor compliance by Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco pursuant to any contract to which Holdco is a party or by which Holdco or any of its property or asset is bound or affected, (C) violate any Law applicable to Holdco or any of its properties or assets, or (D) otherwise require the consent or approval of any other person pursuant to any Contract binding on Holdco or its properties or assets.

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(c)               At the Rollover Closing, the Holdco Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable ordinary shares of Holdco, free and clear of all Liens, other than restrictions arising under (i) applicable securities Laws, (ii) any agreements entered into at or prior to the Rollover Closing by each Rollover Shareholder pursuant to the transactions contemplated by the Merger Agreement and the Financing Documents, or (iii) the organizational documents of Holdco.

Article VI

TERMINATION

This Agreement, and the obligations of each Rollover Shareholder hereunder (including, without limitation, Section 1.2 hereof), shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Effective Time and (b) the date of termination of the Merger Agreement in accordance with its terms. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing contemplated by Article III has already taken place, then Holdco shall promptly take all such actions as are necessary to restore each Rollover Shareholder to the position it, he or she was in with respect to ownership of its, his or her Rollover Shares prior to the Rollover Closing.

Article VII

MISCELLANEOUS

Section 7.1            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon written confirmation of receipt by facsimile or email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (return receipt requested, postage prepaid). All notices hereunder shall be delivered to the addresses set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

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(i)                 If to a Rollover Shareholder, to the addresses set opposite its, his or her name as set forth on Schedule A;

(ii)              If to Holdco:

Mr. Shyun-Dii Sterling Du

RmB, 2Fl, Zhangjian Mansion

No 289, Chun Xiao Rd

Pudong New Area

Shanghai Free Trade Zone

China 201203

Right Dynamic Investments Limited

c/o Suite 3720, Jardine House

1 Connaught Place, Central

Hong Kong

Email: kiril.ip@forebrightcapital.com &

kallon.gao@forebrightcapital.com

Section 7.2            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 7.3            Entire Agreement. This Agreement, the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee and any other agreement or instrument delivered in connection with the transaction contemplated by this Agreement or the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.4            Specific Performance. The parties hereto agree that this Agreement shall be enforceable by all available remedies at law or in equity. Each Rollover Shareholder acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such Rollover Shareholder in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to Holdco, Holdco will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each Rollover Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Holdco shall not preclude the simultaneous or later exercise of any other such right, power or remedy by Holdco. Notwithstanding anything contrary in the foregoing, under no circumstances will Holdco be entitled to both the monetary damages and the right of specific performance.

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Section 7.5            Amendments; Waivers. To the extent so permitted under Section 6.16 of the Merger Agreement, (i) this Agreement may be amended, modified or supplemented by an instrument in writing signed by Holdco and each Rollover Shareholder, (ii) Holdco, on the one hand, and a Rollover Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement, and (iii) any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 7.6            Governing Law; Dispute Resolution; Jurisdiction. This Agreement shall be interpreted, construed and governed by and in accordance with the laws of New York. Subject to the last sentence of this Section 7.6, any Action arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the HKIAC in accordance with the HKIAC Rules. The arbitration shall be decided by a tribunal of three (3) arbitrators. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 7.7            Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, that the Company is an express third-party beneficiary of this Agreement and shall be entitled to seek specific performance of the terms hereof, or an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy at law or in equity.

Section 7.8            Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by any party without the prior written consent of the other parties and the Company (at the direction of the Special Committee), and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Rollover Shareholder, its, his or her estate, heirs, beneficiaries, personal representatives and executors.

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Section 7.9            No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it, he or she has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.10        Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email pdf format or otherwise) to the other parties.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Holdco:

Right Dynamic Investments Limited

By: /s/ IP Kun Wan
          Name: IP Kun Wan
          Title: Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Shyun-Dii Sterling Du
Shyun-Dii Sterling Du

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Chuan-Chiung Kuo
Chuan-Chiung Kuo

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Rong Hu
Rong Hu

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Heng Yang
Heng Yang

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Hongming Su
Hongming Su

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDERS:

/s/ Ching-Chuan Kuo
Ching-Chuan Kuo

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Chao Ching Lee
Chao Ching Lee

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Chien-Kuo Li
Chien-Kuo Li

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Kenichiro Ueda
Kenichiro Ueda

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Hsiao-Tsai Chen
Hsiao-Tsai Chen

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Yun Lin
Yun Lin

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Guoxing Li
Guoxing Li

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

ASIA MANAGEMENT LIMITED

By: /s/ Chawn-Yi Guo
       Name: Chawn-Yi Guo
       Title: Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

PAN PACIFIC TECHNOLOGIES LIMITED

By: /s/ Chawn-Yi Guo
       Name: Chawn-Yi Guo
       Title: Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

Genova international holdings inc

By: /s/ Su-Jane Hsieh
       Name: Su-Jane Hsieh
       Title: Director

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Jillian Wei Du
Jillian Wei Du

[Signature Page to Rollover and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

ROLLOVER SHAREHOLDER:

/s/ Clayton Young Du
Clayton Young Du

[Signature Page to Rollover and Support Agreement]

SCHEDULE A

No.	Name of Rollover Shareholder	Rollover Shares	Holdco Shares	Address of Rollover Shareholder
1.	Shyun-Dii Sterling Du	93,109,650	93,109,650	3F, No. 1 Sec. 4 Nanjing E. Road, Taipei 105, Taiwan
2.	Chuan-Chiung Kuo	27,450,100	27,450,100	3F, No. 1 Sec. 4 Nanjing E. Road, Taipei 105, Taiwan
3.	Rong Hu	1,085,000	1,085,000	Room 910, 9/FL, Unit O3, Guanghua SOHO, #22 Guanghua Road, Chaoyang District, Beijing, China
4.	Heng Yang	247,500	247,500	Wuchang District, South Lake Huajin Garden 626-3-301, Wuhan, Hubei, China
5.	Hongming Su	887,500	887,500	19D, Block B, Zhongzhi Times Square, 8 Donghuan 2nd Road, Longhua Street, Longhua District, Shenzhen, China
6.	Ching-Chuan Kuo	4,106,200	4,106,200	1F, No. 3, Alley 53, Lane 208, Rui-An Street, Taipei City, Taiwan
7.	Chao Ching Lee	175,000	175,000	Da-an District, 9F, No. 236, Sec. 3, Heping E. Rd., Taipei City, Taiwan
8.	Chien-Kuo Li	1,351,250	1,351,250	Zhonghua Rd., Xinzhuang Dist. 7F, No. 155, Sec. 2, New Taipei, Taiwan
9.	Kenichiro Ueda	1,466,350	1,466,350	1-12-4-1403 Nihonbashi Kakigara-cho, Chuo-ku, Tokyo, Japan
10.	Hsiao-Tsai Chen	3,143,250	3,143,250	22F-1, No. 126, Nanshan Rd., Zhonghe Dist., New Taipei City 235060, Taiwan (R.O.C.)
11.	Yun Lin	3,128,500	3,128,500	7512 Shadowhill Ln Cupertino, CA 95014, United States
12.	Guoxing Li	5,655,950	5,655,950	514 Salerno Terrace, Sunnyvale, CA 94089, United States
13.	Asia Management Limited	28,950,000	28,950,000	3F, No. 17, Lane 66, Sec. 4, Heping East Road, Taipei 11655, Taiwan

Schedule A

No.	Name of Rollover Shareholder	Rollover Shares	Holdco Shares	Address of Rollover Shareholder
14.	Pan Pacific Technologies Limited	28,200,000	28,200,000	3F, No. 17, Lane 66, Sec. 4, Heping East Road, Taipei 11655, Taiwan
15.	Genova International Holdings Inc	24,700,000	24,700,000	3F, No. 17, Lane 66, Sec. 4, Heping East Road, Taipei 11655, Taiwan
16.	Jillian Wei Du	10,057,250	10,057,250	1175 59th St Apt 10 Emeryville, CA 94608-2233, United States
17.	Clayton Young Du	12,907,500	12,907,500	5764 San Vicente Blvd Apt 402, Los Angeles, CA 90019, United States
	Total	246,621,000	246,621,000	N/A

Schedule A